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                                                                    Exhibit 99.3




                                   Analyst Contact:             Nancy Shipp
                                                                303-216-3738
                                   Media Contact:               Gary Gerdemann
                                                                303-216-3724


           EINSTEIN/NOAH BAGEL CORP. COMPLETES PRIVATE DEBT OFFERING

GOLDEN, CO., May 29, 1997 -- Einstein/Noah Bagel Corp. (NASDAQ-NMS:ENBX) today announced it has completed a private offering of $125 million of convertible subordinated debentures due 2004. Proceeds will be used primarily to fund new store development.

"At the end of the first quarter, we had 420 stores and we are on track to end the year at 615-665 stores. Our store performance is strong and we have built a great management team and Area Developer network to build our brands," said Mark Goldston, president and CEO. "With the closing of our recent financing, we are in position to become the leading bagel retailer before the year is over."

The Debentures are convertible into common stock of Einstein/Noah Bagel Corp. and have semi-annual interest payments on June 1 and December 1 of each year, with the first payment due December 1, 1997. Each bond is convertible into the Company's common stock at a conversion price of $21.25 and carries a 7.25 percent coupon rate.

As of April 20, 1997, Einstein/Noah Bagel Corp. franchised 420 retail bagel stores in 28 states, primarily under the Einstein Bros.(TM) Bagels and Noah's New York Bagels(R) brands. The stores are unique bagel cafes and bakeries featuring fresh-baked bagels, a variety of cream cheese spreads, specialty coffee drinks, soups, sandwiches and salads. Boston Chicken, Inc. (NASDAQ-NMS:
BOST) is the majority stockholder of ENBC.

Certain statements in this release constitute forward-looking statements and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company, its area developers and
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franchisees, and Einstein Bros. Bagels stores and Noah's New York Bagels stores to be materially different from any performance or achievements expressed or implied by such forward looking statements. Such factors include, among others, area developers adherence to development schedules; availability, locations and terms of sites for store development; changes in business strategy or development plans; and other factors referenced in the Company's filings with the Securities and Exchange Commission.

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